Exhibit 3.1

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

AT RICHMOND, JULY 16, 2019

The State Corporation Commission has found the accompanying articles submitted on behalf of

703 City Center Boulevard, LLC

to comply with the requirements of law and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF ORGANIZATION

be issued and admitted to record with the articles of organization in the Office of the Clerk of the Commission, effective July 16, 2019.

STATE CORPORATION COMMISSION
By /s/Judith Williams Jagdmann
Judith Williams Jagdmann Commissioner

DDLCACPT
CISRXW
19-07-15-1229